SCHEDULE A

                         RULE 10F-3 TRANSACTIONS REPORT
                     JULY 1, 2003 THROUGH SEPTEMBER 30, 2003
             AFFILIATED UNDERWRITER: BANC OF AMERICA SECURITIES, LLC

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

                                Type of
                               Security*    Date                                 Principal/            Price
Issuer                         (1), (2), Offering   Purchase                      Shares    Price/     Paid         % of  % of Fund
                               (3), (4)  Commenced  Date       Selling Broker**  Purchased  Par        By Fund      Issue   Assets
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

NATIONS MASTER INVESTMENT TRUST
NATIONS HIGH YIELD BOND
  MASTER PORTFOLIO
                                                                 Salomon
El Paso Natural Gas                3     07/16/03  07/16/03      Brothers       4,160,295    $98.660   $4,104,547     1.17%   0.37%
                                                               Credit Suisse
Dynegy Holdings, Inc.              3     08/01/03  08/01/03     First Boston    5,450,051    $99.370   $5,415,716     0.41%   0.51%


NATIONS INTERMEDIATE BOND
  MASTER FUND
Thomson Corporation 5.25 8/15/13   1     08/05/03  08/05/03     Bear Stearns    1,159,000    $99.568   $1,153,993     0.46%   0.16%
General Dynamics 4.50 8/15/10      1     08/11/03  08/11/03     Bear Stearns      252,000    $99.655     $251,131     0.04%   0.03%
Bristol Meyers Squibb              1     08/13/03  08/13/03    Goldman Sachs      812,000    $99.356     $806,771     0.13%   0.11%
Cadbury Schweppes 5.125 10/1/13    1     09/22/03  09/22/03   J.P. Morgan Chase 1,292,000    $99.436   $1,284,713     0.13%   0.18%


NATIONS SMALLCAP VALUE
  MASTER PORTFOLIO
Molina Healthcare                  1     07/01/03  07/01/03    CIBC, SG Cowen       7,700    $17.500     $134,750     0.13%   0.13%


NATIONS SMALL COMPANY
  MASTER PORTFOLIO
Angiotech Pharmaceuticals, Inc.    1     09/25/03  09/25/03    Merrill Lynch      150,000    $43.750   $6,562,500     3.00%   0.92%


HIGH YIELD PORTFOLIO
                                                               KBC Financial
Case New Holland Inc. Corporation  1     07/29/03  07/29/03       Products      1,812,000    $98.750   $1,789,350     0.24%   0.16%
Case New Holland Inc. Corporation  1     07/29/03  07/29/03      Citigroup        838,000    $98.621     $826,444     0.11%   0.07%
DEX Media West 9.875 8/15/13       1     08/15/03  08/15/03     J.P. Morgan       841,000   $100.000     $841,000     0.11%   0.09%

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* The following designations identify whether the securities are: (1) part of a
Registered Offering; (2) part of an Eligible Foreign Offering; (3) part of an Eligible Rule 144A Offering; or (4) Eligible Municipal Securities, as such terms are defined in the Procedures for Investment Pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.

** The Selling Broker is not affiliated with the Affiliated Underwriter.

The amount of securities of any class purchased by a Fund and any other investment companies advised by a Sub-Adviser or Adviser to the Funds may not exceed (i) 25% of the principal amount of the offering of such class or (ii) if an Eligible Rule 144A offering, 25% of the total of the principal amount of the offering of such class sold to qualified institutional buyers plus the principal amount of the offering of such class in any concurrent public offering.
The securities were offered in a firm commitment underwriting (unless a rights offering) and the securities purchased were of an issuer who had been in continuous operations for not less than three years, including predecessors (except for Eligible Municipal Securities).